Exhibit 23.0

Consent of Independent Registered Public Accounting Firm

We have issued our report dated April 5, 2006, accompanying the consolidated financial statements as of and for the years ended December 31, 2005 and 2004 included in the 2005 Annual Report of Western Sizzlin Corporation and subsidiaries on Form 10-K.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Western Sizzlin Corporation and subsidiaries on Form S-8 (File No. 333-127523, File No. 333-67641 and File No. 333-118934).

/s/ GRANT THORNTON LLP

Greensboro, North Carolina
April 5, 2006